Exhibit 99.1

Amarantus Reports Second Quarter 2014 Financial Results, Announces Business Update Call

San Francisco, CA and Geneva, SWITZERLAND, August 27, 2014 (GLOBE NEWSWIRE) - Amarantus Bioscience Holdings, Inc. (OTCQB:AMBS), a biotechnology company focused on the development of diagnostic and therapeutic interventions for Alzheimer’s disease, Parkinson’s disease and orphan ophthalmological disorders, reported financial results for the second quarter ended June 30, 2014 and announced a business update call on September 2nd, 2014. At August 27, 2014, the Company had cash and cash equivalents totaling approximately $2.4 million.

Research and development costs for the three months ended June 30, 2014 increased to $1,166,000 from $474,000 for the three months ended June 30, 2013 due to a significant increase in the amount of clinical work as the Company initiated enrollment of the LP-002 clinical study to evaluate the feasibility of its Alzheimer’s disease (AD) blood diagnostic LymPro Test® and continued pre-clinical work on MANF as a potential treatment for ophthalmological disorders, including Retinitis Pigmentosa (RP).General and administrative expenses for the three months ended June 30, 2014 increased $1,271,000 from $830,000 for the three months ended June 30, 2013 primarily due to an increase in employee compensation related expenses as the Company made a number of key hires, increased legal patent and audit related expenses, and expanded business development related expenses.

“The second quarter was an extremely productive period for the Company,” said Gerald. E. Commissiong, President & CEO of Amarantus. “We initiated a feasibility study for our flagship Alzheimer’s disease blood diagnostic LymPro Test ®, made key decisions regarding our proposed clinical development plan in our Phase 2b-ready Eltoprazine Parkinson’s disease Levadopa-induced Dyskinesia (PD LID) program, and began to receive data from our MANF program targeting orphan ophthalmological indications, including Retinitis Pigmentosa. As we enter the second half of 2014, we look forward to delivering a complete data set from our ongoing LP-002 clinical study for LymPro and preparing it for CLIA launch, completing the steps necessary to launch the Phase 2b clinical study for Eltoprazine, and delivering data from our MANF orphan ophthalmology program.”

The Company will host a business update call on September 2, 2014 at 4:15 PM ET.

To participate please dial 877-737-7051, (international dialers 201-689-8878), Participant Passcode: 2027916. The Company anticipates addressing a number of matters related to our core programs, including qualitative early revenue guidance for LymPro, progress being made on the Company’s Phase 2b initiation with Eltoprazine for PD LID, and next steps towards a first-in-man trial for MANF in orphan ophthalmological indications. You may pre-register at: http://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13589717&linkSecurityString=3099c1ec

"The Company is now on firmer financial footing than it has historically been, with access to flexible financing due to our agreement with Lincoln Park Capital and the successful retirement of significant derivative liability,” said Robert Farrell, J.D., Chief Financial Officer of Amarantus. "Going forward, we anticipate an increase in expenditures due to research and development activities of our key programs. We have access to the necessary resources to fund these activities. In addition, we are currently exploring various strategies to offset certain of these expenditures as prudently and deliberately as possible as we continue to build Amarantus towards a listing on a national exchange in the near future.”

About Amarantus

Amarantus is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. The Company has licensed Eltoprazine a phase 2b ready indication for Parkinson's Levodopa induced dyskinesia. The Company has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test®") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. Amarantus is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. The Company also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). For further information please visit www.Amarantus.com, or connect with the Company on Facebook,LinkedIn, Twitter and Google+.

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements." These forward-looking statements generally are identified by the words believes," project," expects," anticipates," estimates," intends," strategy," plan," may," will," would," will be," will continue," will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

CONTACT:	Investor/Media Contacts
Aimee Boutcher, Director of Investor Relations
Amarantus Bioscience Holdings, Inc.
408-737-2734 x 101
ir@amarantus.com